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Exhibit 99.1

News Release

Contact:	David Pendery 800-982-9293 • 303-708-5959

Archstone-Smith Extends Deadline of the Election Period for
Class A-1 Common Unitholders of Archstone-Smith Operating Trust
—Transaction still expected to close October 5, 2007—

        DENVER—September 10, 2007—Archstone-Smith Trust (NYSE:ASN) today announced that it is extending the deadline for the election that holders of Archstone-Smith Operating Trust's Class A-1 common units are being offered to make with respect to their Class A-1 common units in the merger of Archstone-Smith Operating Trust with a subsidiary of an entity jointly controlled by affiliates of Tishman Speyer Real Estate Venture VII, L.P. and Lehman Brothers Holdings Inc., as more fully described in the prospectus/information statement that was mailed to all Class A-1 common unitholders on or about August 10, 2007. The previous deadline for the election was 11:59 p.m., New York City Time, on September 10, 2007. The new deadline for the election is 11:59 p.m., New York City Time, on September 18, 2007.

        In the merger of Archstone-Smith Operating Trust, holders of Class A-1 common units will be entitled to receive, in exchange for their Class A-1 common units, one newly issued Series O preferred unit per existing Class A-1 common unit of Archstone-Smith Operating Trust. Alternatively, a holder may elect to receive in exchange for such holder's Class A-1 common units (a) $60.75 per unit in cash, without interest and less applicable withholding taxes, or (b) a combination of the cash consideration and Series O preferred units. The extension of the election deadline does not change these alternatives that Class A-1 common unitholders are being offered pursuant to the election nor does it change the amount, type or terms of the consideration offered to such holders pursuant to the election.

        Archstone-Smith Operating Trust will mail to all Class A-1 common unitholders materials that will explain the new deadline and provide certain updated information in connection with the election. Such materials will also be filed with the Securities and Exchange Commission and be publicly available at its website, www.sec.gov, or at the website of Archstone-Smith, www.archstonesmith.com, once filed.

        As previously announced, the consummation of the mergers is currently expected to occur on or about October 5, 2007, but remains subject to customary closing conditions. The closing of the mergers is not subject to a financing condition. Neither Archstone-Smith nor any of its affiliates can give any assurance that the remaining conditions to the closing of the mergers will be met.

        Archstone-Smith (NYSE: ASN), an S&P 500 company, is a recognized leader in apartment investment and operations. The company's portfolio is concentrated in many of the most desirable neighborhoods in the Washington, D.C. metropolitan area, Southern California, the San Francisco Bay Area, the New York metropolitan area, Seattle and Boston. The company continually upgrades the quality of its portfolio through the selective sale of assets, using proceeds to fund investments in assets with even better growth prospects. Through its two brands, Archstone and Charles E. Smith, Archstone-Smith strives to provide great apartments and great service to its customers—backed by unconditional service guarantees. As of June 30, 2007, the company owned or had an ownership position in 348 communities, representing 87,631 units, including units under construction.

Safe Harbor Statement

        This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on current expectations, estimates and projections about the industry, markets in which

Archstone-Smith operates, management's beliefs, assumptions made by management and the transactions described in this press release. While Archstone-Smith management believes the assumptions underlying its forward-looking statements and information are reasonable, such information is necessarily subject to uncertainties and may involve certain risks, many of which are difficult to predict and are beyond management's control. These risks include, but are not limited to, (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (2) the outcome of pending legal proceedings instituted against Archstone-Smith, its trustees and certain members of management; (3) inability to complete the merger due to the failure to satisfy conditions to completion of the merger, including compliance with European anti-trust regulations; (4) risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; (5) the ability to recognize the benefits of the merger; (6) the amount of the costs, fees, expenses and charges related to the merger and the actual terms of certain financings that will be obtained for the merger; and (7) the impact of the substantial indebtedness incurred to finance the consummation of the merger; and other risks that are set forth under "Risk Factors" in Archstone-Smith Operating Trust's 2006 Annual Report on Form 10-K and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007 and June 30, 2007. All forward-looking statements speak only as of the date of this press release or, in the case of any document incorporated by reference, the date of that document. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are qualified by the cautionary statements in this section. We undertake no obligation to update or publicly release any revisions to forward-looking statements to reflect events, circumstances or changes in expectations after the date of this press release.

Additional Information About the Transaction and Where to Find It

        This communication is being made in respect of the proposed transactions involving Archstone-Smith Operating Trust. Archstone-Smith Operating Trust has filed a prospectus/information statement with the SEC and delivered such prospectus/information to its unitholders in connection with the proposed Operating Trust transaction. Archstone-Smith Operating Trust urges investors and unitholders to read the prospectus/information statement and any other relevant documents filed by Archstone-Smith Operating Trust with the SEC because they will contain important information.

        The prospectus/information statement and other documents filed with the SEC will be available free of charge at the website maintained by the SEC at www.sec.gov. In addition, documents filed with the SEC by Archstone-Smith Operating Trust will be available free of charge on the investor relations portion of its website at www.archstonesmith.com, or by contacting the investor relations department of Archstone, the sole trustee of Archstone-Smith Operating Trust, telephone (303) 708-5959.

        This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

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  Exhibit 99.1